LETTER OF INTENT

February 16, 2010

RE:  Purchase of assets from Poltavas Capital Management Ltd

The following sets out the basic terms upon which Supatcha Resources Inc. would be prepared to purchase the assets of described herein from Poltavas Capital Management Ltd.  The terms are not comprehensive and additional terms, including reasonable warranties and representations, will be incorporated into a formal agreement (the "Formal Agreement") to be negotiated.  The basic terms are as follows:

1.	Purchaser: Supatcha Resources Inc. (the "Purchaser")

2.	Vendor: Poltavas Capital Management Ltd (the "Vendor")

3.
Assets:   The Purchaser agrees to purchase from the Vendor and the Vendor agrees to sell, assign and transfer to the Purchaser, certain assets including, without limiting the foregoing, all assets identified in Exhibit A attached hereto (collectively the “Assets”).

4.
Purchase Price: The Vendor will sell to the Purchaser and the Purchaser will buy from the Vendor the Assets for a purchase price of US $7,500,000 and will issue 500,000 common shares (the "Purchase Price").  The Purchase Price will be allocated as the Purchaser deems appropriate among the various items comprising the Assets and the Vendor and the Purchaser agree to report the sale and purchase of the Assets for all federal and local tax purposes in accordance with such allocation.

5.
Access to Information:  The parties hereto agree that immediately upon execution of this Letter of Intent the Purchaser and its respective advisors will have full access during normal business hours to, or the Vendor will deliver to the Purchaser, copies of all documents pertaining to the Assets.

6.
Return of Materials:  Each of the parties agrees to return or destroy any materials delivered in accordance with Section 7 of this Letter of Intent if the Formal Agreement is not executed within the time provided.

7.
Condition(s) Precedent for the Purchaser:  The obligation of the Purchaser to purchase the Assets will be subject to satisfaction or written waiver by the Purchaser of the following condition(s) (the "Conditions Precedent") within five (5) days after execution and delivery of the Formal Agreement:

•
the Purchaser and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and the Purchaser are satisfied with the results of such due diligence;

•	the Purchaser obtaining the consent from any parties from whom consent to the transfer of the Assets is required;

•	no material adverse change having occurred in connection with the Assets prior to Closing;

•	no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in this Letter of Intent;

•	a satisfactory legal opinion being available from Vendor's counsel;

•	satisfactory review of title to the Assets;

•	execution of the Formal Agreement by the Vendor; and

•	approval of the Board of Directors of the Vendor being obtained.

It would be the expectation of the Purchaser that many of the Conditions Precedent will be narrowed or eliminated altogether as the Purchaser completes its due diligence and the Formal Agreement and schedules thereto are finalized.

8.
Closing:  The closing (the "Closing") of the transactions contemplated by this Letter of Intent will occur not later than April 17, 2010, or such other date as is mutually agreed to among the parties hereto.  At the Closing, the Vendor will transfer the Assets to the Purchaser free from any outstanding liens, charges, claims or encumbrances and execute all such documents as the Purchaser's solicitors may require in order to affect such transfer.  The Closing may take place by exchange of the appropriate solicitor's undertakings, which will involve each party's solicitors delivering to his or her counterpart all required cash and documentation, to be held in trust and not released until all such cash and documentation has been executed and delivered to the Purchaser.

9.
Confidentiality:  All negotiations regarding the Vendor and the Assets will be confidential and will not be disclosed to anyone other than respective advisors and internal staff of the parties and necessary third parties, such as lenders approached for financing.  No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law, and then only upon prior written notice to the other party.

10.	Purchase and Sale Agreement: Upon execution of this Letter of Intent by all parties hereto, the Purchaser will prepare a draft of the Formal Agreement for the Vendor’s review.

11.
Good Faith Negotiations:  Each of the Purchaser and the Vendor will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Formal Agreement within 90 days following the execution of this Letter of Intent.

12.
Exclusive Opportunity:  For sixty (60) days following the execution of this Letter of Intent, the Vendor will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from any person or entity to any transaction involving the sale of the business or assets of the Vendor or any of the securities of the Vendor or any merger, consolidation, business combination or similar transaction involving the Vendor.  The Vendor agrees to promptly notify the Purchaser if any of them receives an unsolicited offer for such a transaction.

13.
Not a Binding Agreement:  This Letter of Intent does not create a binding contract and will not be enforceable, except in respect of the obligations set out in paragraphs 8, 11, 13, and 14.  Only the Formal Agreement, duly executed and delivered by Vendor and Purchaser, will be enforceable, and it will supersede the provisions of this Letter of Intent and all other agreements and understandings between the Purchaser and the Vendor with respect to the subject matter of this Letter of Intent.

14.	Currency: All references to "$" in this Letter of Intent shall refer to currency of the United States of America.

15.
Proper Law:  This Letter of Intent will be governed by and construed in accordance with the law of the State of Nevada and the parties hereby attorney to the jurisdiction of the Courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

16.
Counterparts and Electronic Means:  This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

17.
Acceptance:  If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent by no later than by 5:00 p.m. EST on February 16, 2010.  Facsimile is acceptable.

Sincerely,

SUPATCHA RESOURCES INC.

/s/ Steve Talley
Name:	Steve Talley
Title:	President

The above terms are accepted this 16th day of February, 2010.

POLTAVAS CAPITAL MANAGEMENT LTD.

/s/ Jeffrey Travers
Name:	Jeffrey Travers
Title:	President

EXHIBIT A

ASSETS

Barlevskoye and Vynohradiv Gold licenses in Southwest Ukraine